EXHIBIT 21.1

AMPEX CORPORATION

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation

Ampex Data Systems Corporation	Delaware
Ampex Data International Corporation	Delaware
Ampex Finance Corporation	Delaware
AFC Holdings Corporation	Delaware
Ampex Holdings Corporation	Delaware
Ampex International Sales Corporation	California
Ampex Cintas Magneticas, S.A.	Mexico
Ampex de Colombia, S.A.	Colombia
Ampex de Mexico, S.A de C.V. (1)	Mexico
Ampex do Brasil Electronica Ltd.	Brazil
Ampex Europa GmbH	Germany
Ampex Great Britain Limited	United Kingdom
Ampex Japan Ltd.	Japan
Ampex S.A. (1)	Belgium

(1)	Dissolution pending